Exhibit 10.18

January 30, 2015

Dear Federica,
We are pleased to extend to you our offer to join Lands’ End, Inc. (“Lands’ End”) as its Chief Executive Officer, reporting directly to the Board of Directors of Lands’ End (the “Board”) as the principal executive officer of Lands’ End, contingent on our mutual execution of this letter agreement and the Executive Severance Agreement (described below). Your employment start date as Chief Executive Officer of Lands’ End will be February 17, 2015 (your “Start Date”). This letter also serves as confirmation of our intention to appoint you as a member of the Board on your Start Date, for an initial term to run through the next annual meeting of the Lands’ End shareholders, and to nominate you for reelection by the Lands’ End shareholders.

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $950,000.

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Participation in the Lands’ End Annual Incentive Plan (“AIP”) with an annual incentive target opportunity of 100% of your base salary. Notwithstanding the foregoing, for Lands’ End’s fiscal year beginning February of 2015 (“FY 2015”), you will receive an incentive payment equal to the greater of (a) the actual incentive earned and payable to you under the AIP in respect of such fiscal year and (b) $475,000 (“2015 Special Incentive Award”). Any incentive award payable with respect to a fiscal year (including the 2015 Special Incentive Award) will be paid by April 15 of the following fiscal year, provided that you are actively employed at the payment date.

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You will receive a special cash retention bonus of $475,000 (“2016 Special Retention Award”) following Lands’ End’s fiscal year beginning in calendar year 2016 (“FY 2016”), except that the 2016 Special Retention Award will be reduced by any amount payable to you under the AIP in respect of such fiscal year, and will be paid by April 15, 2017, provided that you are actively employed at the payment date of incentive awards payable under the AIP in respect of such fiscal year.

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You will receive a one-time sign-on bonus of $1,000,000 (“Sign-On Bonus”). This Sign-On Bonus will be payable in cash within thirty (30) days following your Start Date. If your employment with Lands’ End terminates within twelve (12) months of your Start Date, you will be required to repay all of the portion of the Sign-On Bonus that you retained after payment of taxes in respect thereof to Lands’ End, unless such termination is (a) by Lands’ End other than for Cause (as defined in the Executive Severance Agreement referred to below), (b) by you for Good Reason (as defined in the Executive Severance Agreement), or (c) due to your death or Disability (as defined in the Executive Severance Agreement). Such repayment will be required to be paid to Lands’ End within thirty (30) days of your last day as an employee of Lands’ End.

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You will receive a grant of restricted stock units in respect of FY 2015 valued at $2,750,000 pursuant to the form of restricted stock unit award agreement approved by the Compensation Committee of the Board (the “Compensation Committee”) on May 20, 2014, under the Lands’ End, Inc. 2014 Stock Plan, as amended August 1, 2014 (the “2014 Plan”). The number of the restricted stock units granted will be determined using the market closing price of Lands’ End shares on the grant date. The grant date of these restricted stock units will be your Start Date. The restricted stock units granted will be scheduled to vest on a graded basis, with twenty-five percent (25%) of the units granted vesting on the first anniversary of the grant date, twenty-five percent (25%) of the units granted vesting on the second anniversary of the grant date, and fifty (50) percent of the units granted vesting on the third anniversary of the grant date. Any restricted stock units that vest will be settled within thirty (30) days after the applicable vesting date by delivery of one share of Lands’ End common stock for each restricted stock unit being settled.

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Your eligibility to participate in future long-term compensation programs of Lands’ End, beginning with FY 2015, will be determined at the same time and in the same manner as other senior executive officers of Lands’ End; provided, however, that your target award opportunity with respect to any given performance cycle will be not less than 150% of your annual base salary as in effect on the date of grant of any such award. Long-term compensation awards will be granted under the 2014 Plan (or a successor plan), in accordance with the terms thereof.

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Except as set forth herein, you agree to devote all of your professional time and attention to the duties required by your positions with Lands’ End while employed and to the best interests of Lands’ End. To that end, you represent and warrant to Lands’ End that: (a) except as disclosed to Lands’ End in Exhibit A attached hereto, as of your Start Date with Lands’ End, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with Lands’ End or any of its affiliates; and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to Lands’ End in Exhibit A attached hereto, all of which have been approved by the Board as set forth in Exhibit A, as of the date of this offer. You agree that you will not (A) become a member of more than one (1) board or body described in clause (b)(i) of the preceding sentence, or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each such case, without the prior written consent of the Board, such consent not to be unreasonably withheld; and that in any event no such activities may be engaged in without the Board’s consent if such activities would interfere, individually or in the aggregate in any material respect, with your ability to devote the time and attention necessary to perform your duties under this letter agreement. You further agree to the limitations regarding your intended publication of a work to be authored (in whole or in part) by you, as set forth on Exhibit A attached hereto. Finally, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

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Together with your acceptance of the offer contained in this letter agreement, you will be required to sign an Executive Severance Agreement with Lands’ End in the form attached as Exhibit B hereto (the “Executive Severance Agreement”).

•	This offer of employment to you by Lands’ End is contingent upon you signing the Executive Severance Agreement.

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Lands’ End and you agree that your principal workplace location will be in the New York metropolitan area, and that you will not be required to relocate your primary residence to, and will not be required to perform the majority of your duties with Lands’ End at, its current principal executive offices in Dodgeville, Wisconsin (“Corporate Headquarters”); provided, however, that you acknowledge and agree that you will perform your duties, in person, at the Corporate Headquarters between February 17, 2015 through February 19, 2015, and for the full three week period beginning on February 23, 2015 except as otherwise mutually agreed upon with the Chair of the Board, and thereafter as otherwise agreed by you and Lands’ End as set forth on Exhibit B to this letter agreement, the terms of which may be changed from time to time as you and Lands’ End reasonably and mutually may agree. In addition, you will engage in such business-related travel, to the extent reasonably required in order for you to perform the duties necessary for you to satisfy your obligations as Chief Executive Officer of Lands’ End. Lands’ End will reimburse you for all reasonable expenses incurred by you in the course of performing your duties with Lands’ End, subject to its requirements with respect to reporting and documentation of expenses under its expense reimbursement policy, including all travel, hotel and other expenses incurred by you in performing your duties at the Corporate Headquarters and in connection with other business-related travel.

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You will be eligible to receive four (4) weeks paid vacation (no more than two of which can be taken consecutively, consistent with Lands’ End policy). Added to this, you will qualify for six (6) paid National

Holidays each year. You also will be eligible for up to four (4) personal days per year, after completing six (6) months of service.

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You will be eligible to participate in all retirement, health and welfare programs of Lands’ End on a basis no less favorable than other senior executives of Lands’ End, in accordance with the applicable terms, conditions and availability of those programs. You will also be provided one-on-one corporate training, and with such perquisites as may be agreed between you and Lands’ End (the costs of which will not exceed $25,000 per fiscal year).

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Lands’ End will promptly pay or reimburse you for reasonable legal fees and expenses incurred by you in connection with the negotiation and drafting of this offer letter and the Executive Severance Agreement, subject to a maximum of $35,000.

•	All cash amounts referenced in this letter agreement are, unless otherwise expressly stated, subject to applicable income and employment tax withholding as required under applicable law.

•	This offer also is contingent upon satisfactory completion of a pre-employment drug test, background check, and employment eligibility verification (i.e., Form I-9).

Federica, we are looking forward to you joining Lands’ End. We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you need additional information or clarification, please do not hesitate to call.

The offer of employment contained in this letter will expire, if not accepted by you, within one week from the date of this letter. To accept, please sign below and return this letter along with your signed Executive Severance Agreement to my attention.

[END OF DOCUMENT. SIGNATURES ON NEXT PAGE.]

Sincerely,

/s/ Josephine Linden_____

Josephine Linden
Chair, Board of Directors
Lands’ End, Inc.

Enclosures

Accepted:

/s/ Federica Marchionni___
Federica Marchionni

Exhibit A
to Lands’ End Offer Letter dated January 30, 2015

I. Other Obligations. Executive is a party to an Employment Agreement with her current employer that (i) prohibits her disclosure or use of confidential information, (ii) for two years after the end of her employment, prohibits her from, directly or indirectly, hiring or soliciting for employment by any person any individual who was employed by the current employer or its affiliates as of the date of her termination of employment or from encouraging any such employee to leave his or her employment, and (iii) prohibits her from, directly or indirectly, encouraging, requesting or advising a customer of the current employer or its affiliates to alter, curtail or cancel such customer’s business relationship with the Company or its affiliates.

II. Limitations on Work of Authorship. Executive has represented to Lands’ End her intention to publish a book or other similar written work product (in a format that may be electronic, hard copy, or both), to be authored, in whole or in part, by Executive (the “Book”). As a condition to Lands’ End employing Executive, Executive will be subject to the following limitations regarding the publication of the Book:

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Executive will not include in the Book any information (including stories, commentary or other material, whether personal or generated by any other person or entity) regarding, or make any reference to Lands’ End or any of its subsidiaries, ESL Investments, Inc. or any of its directors or officers, or any member of the Board or any current or former executive officer of Lands’ End or any of its subsidiaries, (and in the case of any individual referenced herein, as of the Start Date and at any time during which Executive is employed with Lands’ End) (collectively, the “Protected Parties”), except as otherwise agreed by the Chairman of the Board (the “Chair”).

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At any time that the writing of the Book is completed (whether before or after the Start Date), Executive will provide the Chair with a copy of the Book and the Chair will be provided with a reasonable opportunity to review and comment on the Book, a reasonable period of time prior to it being sent for publication. In the event that the Chair, in her good faith and reasonable judgment (which may be made after consultation with legal counsel to Lands’ End), determines that any passage(s) or chapter(s) in the Book could reasonably be expected to result in material reputational or material business harm to any of the Protected Parties (e.g., abuse of illegal substances), Executive will remove any such passage(s) prior to the Book being sent for publication, and will provide the Chair with a copy of the Book as so modified prior to such publication.

A-1

Exhibit B
to Lands’ End Offer Letter dated January 30, 2015

Requirements for on-site attendance at Corporate Headquarters:

Federica Marchionni (“Executive”) and Lands’ End agree that during Executive’s employment with Lands’ End, Executive will: (a) perform her duties under the letter agreement at Corporate Headquarters at least, on average during each calendar year, one calendar week of every calendar month; (b) attend, in person, all shareholder, Board (and Board committee), and executive strategy, meetings, and such other meetings as may be reasonably necessary for Executive to attend, that are held at Corporate Headquarters or otherwise in Dodgeville, WI; and (c) attend, in person, all social events (e.g., any Lands’ End holiday party) of import that are commonly held in Dodgeville, WI for the benefit of corporate or other employees of Lands’ End, which the Chief Executive Officer of Lands’ End historically has attended. Notwithstanding the foregoing, Lands’ End and Executive agree to use all commercially reasonable efforts to cause the meetings and events referenced in clauses (b) and (c) above to be scheduled efficiently and in a manner during any calendar week that Executive is otherwise required to be on-site in Dodgeville, WI. Lands’ End and Executive further agree to evaluate the requirements set forth on this Exhibit B from time to time, to determine whether such requirements remain applicable.

B-1